SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2010

FIRST MARINER BANCORP

(Exact name of registrant as specified in charter)

Maryland (State or other jurisdiction of inCompany)	000-21815 (Commission File Number)	52-1834860 (IRS Employer Identification No.)

1501 S. Clinton Street, Baltimore, MD  21224

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (410) 342-2600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On March 26, 2010, First Mariner Bancorp (the “Company”) issued a press release announcing the expiration of, and the orders received in, its rights offering of common stock to its shareholders (the “Rights Offering”).  The Company received orders for 3,410,082 shares of common stock totaling approximately $3.9 million in the Rights Offering.  The Company also announced the commencement of its offering of up to 13,981,049 additional shares of common stock at a price of $1.15 per share to potential investors (the “Public Offering”). The Company must receive minimum proceeds of $10.0 million, in the aggregate, to complete the Rights Offering and the Public Offering , and must sell at least 5,285,571 shares of common stock in the Public Offering to reach this $10.0 million minimum requirement.  In addition to the Rights Offering subscriptions, the Company also announced that it has received non-binding preliminary subscription agreements for the Public Offering for approximately 4,347,000 shares of common stock, totaling $5.0 million.  If the $10.0 million aggregate subscription minimum is reached, the Company intends to complete the Rights Offering and issue shares to those persons whose Rights Offering or Public Offering subscriptions have been accepted to that point.  The Company intends to offer any remaining shares in the Public Offering until April 12, 2010, unless the Public Offering is earlier terminated by the Board of Directors. A copy of the press release is filed as Exhibit 99.1 hereto, and the press release is incorporated into this Item 7.01 by this reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

	Number	Description

	99.1	Press Release dated March 26, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST MARINER BANCORP

/s/ Mark A. Keidel
Mark A. Keidel
President and Chief Operating Officer

Date:  March 26, 2010